UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  June 16, 2008
 SXC HEALTH SOLUTIONS CORP.
(Exact name of registrant as specified in its charter)
Commission File Number:  000-52073

Yukon Territory, Canada	75-2578509

(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
2441 Warrenville Road, Suite 610
Lisle, Illinois 60532-3246
(Address of principal executive offices, including zip code)
(630) 577-3206
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 16, 2008, SXC Health Solutions Corp. (the “Company”) announced that Gordon S. Glenn will resign from his position as Chief Executive Officer of the Company and that Mark A. Thierer will be appointed President and Chief Executive Officer effective as of June 30, 2008. Mr. Glenn will remain Chairman of the Board of Directors of the Company until December 31, 2008, at which time he will resign from the Board. Mr. Thierer, 48, has served as the Company’s President and Chief Operating Officer since September 5, 2006 and has served as a director of the Company since January 2006. Prior thereto, Mr. Thierer was the President of Physicians Interactive, a division of Allscripts, Inc. from 2003 to 2006. Prior to Allscripts, Mr. Thierer spent ten years with CaremarkRx, where he served as Senior Vice President, New Ventures at the time of his departure in 2003. Mr. Thierer will continue to be subject to the employment agreement between Mr. Thierer and the Company, filed as Exhibit 10.21 to the Company’s 2007 Annual Report on Form 10-K with the Securities and Exchange Commission on March 17, 2008 (the “2007 10-K”).
     In connection with Mr. Glenn’s departure, the Company and Mr. Glenn have entered into a Separation Agreement and General Release (the “Separation Agreement”). The Separation Agreement sets forth the terms of Mr. Glenn’s separation from the Company and amends and supplements Mr. Glenn’s existing employment agreement, dated January 1, 2008 (the “Existing Employment Agreement”), which is filed as Exhibit 10.20 to the 2007 10-K. Under the Separation Agreement, Mr. Glenn will remain an employee of the Company and serve in the position of Specialist, Marketing and Investor Relations for the period beginning July 1, 2008 and ending December 31, 2008, for which Mr. Glenn shall receive a salary of $2,000 per month. Effective as of June 30, 2008, Mr. Glenn will no longer receive the annual base salary provided for in the Existing Employment Agreement and his right to earn any further pro rata share of his incentive bonus and vehicle allowance will terminate.
     The Company has agreed to pay Mr. Glenn the amounts he would be entitled to under the Existing Employment Agreement if he had been terminated without cause. Accordingly, subject to the terms set forth in the Separation Agreement, the Company will pay Mr. Glenn an aggregate lump sum payment of $1,276,756, consisting of (1) $300,000, representing Mr. Glenn’s pro rata incentive compensation bonus for 2008, (2) $26,756, representing Mr. Glenn’s accrued but unused paid time-off, (3) $650,000, representing two times Mr. Glenn’s current annual base salary and (4) $300,000, the equivalent of one times the average incentive compensation payments to Mr. Glenn over the previous two years. The Company has also agreed to pay health insurance premiums for Mr. Glenn and his dependents until Mr. Glenn is eligible for Medicare benefits. Under the Existing Employment Agreement, upon retirement Mr. Glenn would have been entitled to receive his annual base salary and accrued and unused vacation through the date of termination of his employment.
     Upon the terms and subject to the conditions set forth in the Separation Agreement, of the total options held by Mr. Glenn as of June 16, 2008, 50,000 will be cancelled as of June 30, 2008 and 31,666 will accelerate to vest on December 31, 2008. Mr. Glenn will have 90 days after December 31, 2008 to exercise any options that were vested as of such date. Under the Existing Employment Agreement, Mr. Glenn’s options would have accelerated upon the earlier of January 1, 2009 or any termination of his employment and been exercisable for 90 days after termination of his employment.
     The Company will incur a one-time pre-tax charge of approximately $1.7 million related to the departure of Mr. Glenn in its second quarter.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SXC HEALTH SOLUTIONS CORP.
Dated: June 20, 2008	By:	/s/ Jeffrey Park
		Name:	Jeffrey Park
		Title:	Chief Financial Officer